                                                                   EXHIBIT 12.1

                               MALLINCKRODT INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                ($ IN MILLIONS)

                                  NINE MONTHS
                                     ENDED           YEAR ENDED JUNE 30,
                                   MARCH 31,  ----------------------------------
                                     1998      1997   1996   1995   1994   1993
                                  ----------- ------ ------ ------ ------ ------
Earnings (loss) from continuing
 operations.....................    ($350.2)  $185.7 $153.7 $136.7 $ 79.2 $ 60.4
Add provision for income taxes..       31.2    102.3   90.0   81.9   46.3   41.3
                                    -------   ------ ------ ------ ------ ------
Earnings (loss) from continuing
 operations before income taxes.     (319.0)   288.0  243.7  218.6  125.5  101.7
Add:
  Portion of rents ( 1/3)
   considered to be
   representative of interest
   factors in the leases........        7.9      7.4    7.9    7.8    6.6    5.9
  Net interest expense..........       75.6     48.1   51.3   45.1   34.6   32.0
  Depreciation of capitalized
   interest.....................        0.5      0.8    0.8    0.8    0.5    0.4
  Amortization of debt discount
   and expenses.................        0.4      0.5    0.5    0.4    0.3    0.2
                                    -------   ------ ------ ------ ------ ------
Earnings (loss) from continuing
 operations available for fixed
 charges........................    ($234.6)  $344.8 $304.2 $272.7 $167.5 $140.2
                                    =======   ====== ====== ====== ====== ======
Fixed charges:
  Gross interest expense........     $ 76.1   $ 48.8 $ 52.9 $ 46.4 $ 38.4 $ 36.0
  Portion of rents ( 1/3)
   considered to be
   representative of interest
   factors in the leases........        7.9      7.4    7.9    7.8    6.6    5.9
  Amortization of debt discount
   and expenses.................        0.4      0.5    0.5    0.4    0.3    0.2
                                    -------   ------ ------ ------ ------ ------
Total fixed charges.............     $ 84.4   $ 56.7 $ 61.3 $ 54.6 $ 45.3 $ 42.1
                                    =======   ====== ====== ====== ====== ======
Ratio of earnings from
 continuing operations to fixed
 charges........................      [1]        6.1    5.0    5.0    3.7    3.3
                                    =======   ====== ====== ====== ====== ======
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[1] Earnings were inadequate to cover fixed charges for the three months ended
    March 31, 1998, primarily due to acquisition charges. The coverage deficiency was approximately $319 million.